UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest event Reported): June 1, 2012

PROTEA BIOSCIENCES GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51474	20-2903252
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

955 Hartman Run Road

Morgantown, West Virginia 26507

(Address of principal executive offices)

(304) 292-2226

(Registrant’s telephone number, including area code)

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) Appointment of New Director

Effective June 1 2012, to fill an existing vacancy on the board of directors (the “Board”) of Protea Biosciences Group, Inc. (the "Company"), the Board elected Andrew Zulauf as a Director.

Andrew Zulauf, 49, is Executive Director of the West Virginia Jobs Investment Trust (WVJIT) and has served in such capacity since March, 2009. WVJIT is a Charleston, West Virginia-based public venture capital firm created by the West Virginia Legislature in 1992 to promote new businesses in West Virginia. Previously, from 2006 to 2009, Mr. Zulauf was Vice President and Upper Middle Market Commercial Relationship Officer for Fifth Third Bank, headquartered in Cincinnati, Ohio. Mr. Zulauf was Partner and Managing Director of West Virginia Operations for Adena Ventures based in Athens, OH from 2002 to 2006, and Executive Director and Senior Loan Officer at the West Virginia Capital Corporation in Charleston, West Virginia from 1994 to 2002. Mr. Zulauf’s experience promoting new businesses in the area and his relationship with WVJIT, a stockholder and lender to the Company led the Board to believe that Mr. Zulauf should serve as a director on the Board. Mr. Zulauf is a 1985 graduate of Marshall University and in 1994 received his MBA from the University of Charleston’s Executive MBA program.

Mr. Zulauf is the Executive Director of WVJIT, which is the beneficial owner of more than five percent of the Company’s outstanding common stock, and therefore has a direct or indirect material interest in the following transactions required to be reported under Section 404(a) of Regulation S-K.

1.	On March 31, 2011, the Company and WVJIT entered into a loan modification agreement, pursuant to which the parties amended the terms of two outstanding notes with principle amounts of $250,000 and $100,000, to extend the maturity dates to March 31, 2013 and amend the conversion feature of the notes so that all of the outstanding principal and accrued but unpaid interest on the two notes would convert into shares of common stock of the Company at $1.50 per share. Upon conversion or payment in full of the obligations of the Company, WVJIT's security interest on the assets of the Company would be released.

2.	On September 30, 2011, the entire outstanding principal amounts and accrued unpaid interest on all WVJIT notes, which includes the above notes as well as an additional note with a principle amount of $1,200,000, were converted into shares of Common Stock of the Company.

3.	On March 20, 2012 the Company issued a convertible debenture, dated as of March 15, 2012, to WVJIT with a principal amount of $290,000 for the purpose of funding the build-out and related investments and expenses associated with the relocation and expansion of the Company’s bioanalytical services lab. The convertible debenture bears interest at a rate of 6% per annum, has a maturity date of September 14, 2013 and is convertible into shares of common stock. The Company is required to pay accrued interest only each month until the maturity date. WVJIT has the right at any time to convert the principal amount and any accrued interest into shares of common stock of the Company at $2.00 per share (subject to certain adjustments). As part of the transaction, WVJIT received a warrant to purchase 72,500 shares of common stock at an exercise price of $2.25 per share.

4.	On April 18, 2012, the Company issued a convertible debenture with a principal amount of $400,000 to the WVJIT. The convertible debenture bears interest at a rate of 10% per annum, has a maturity date of July 17, 2012 and is subordinated to outstanding senior indebtedness of the Company. The Company is required to pay accrued interest only each month until the maturity date. WVJIT has the right at any time to convert the principal amount and any accrued interest into (1) common stock of the Company, at an initial conversion rate of $2.00 per share, subject to certain adjustments or (2) preferred stock of the Company, at an initial conversion rate equal to the lowest price paid for such preferred stock by other purchasers, subject to certain adjustments. As part of the transaction, WVJIT received a warrant to purchase 88,889 shares of common stock at an exercise price of $2.25 per share.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 7, 2012	PROTEA BIOSCIENCES GROUP, INC.

	By:	/s/ Stephen Turner
Stephen Turner Chief Executive Officer